Exhibit 10.2

RESIGNATION OF AGENT, APPOINTMENT OF SUCCESSOR AGENT
AND ASSIGNMENT OF SECURITY INSTRUMENTS

This Resignation of Agent, Appointment of Successor Agent and Assignment of Security Instruments (this “Agreement”) is dated effective June 29, 2005 by and among Brigham Oil & Gas, L.P. (the "Borrower"), Société Générale ("Assignor") and Bank of America, N.A. ("Assignee").

WHEREAS, the Borrower, the lenders named therein (collectively, the "Existing Lenders") and Assignor, as administrative agent are parties to that certain Third Amended and Restated Credit Agreement dated as of January 21, 2005, as amended (the "Existing Credit Agreement");

WHEREAS, the Borrower, the lenders named therein (collectively, the "Lenders") and Assignee, as Administrative Agent desire to enter into that certain Fourth Amended and Restated Credit Agreement dated as of June 29, 2005, as amended (the "Credit Agreement"; the defined terms of which are used herein unless otherwise defined herein), which, among other things, amends and restates the Existing Credit Agreement in its entirety; and

WHEREAS, in conjunction with the amendment and restatement of the Existing Credit Agreement, the Assignor desires to resign as administrative agent under the Existing Credit Agreement and the other Loan Documents, and the parties hereto wish to appoint Assignee as Administrative Agent.

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.  Resignation of Société Générale. The Assignor hereby gives written notice of and resigns as administrative agent. The provisions of Section 9.06 of the Credit Agreement shall apply to such resignation. The exculpatory provisions of Article IX of the Credit Agreement shall continue to apply after the execution of this Agreement to Assignor and its activities as administrative agent before the execution of this Agreement.

2.  Appointment of Replacement Agent. Pursuant to Section 9.01 of the Credit Agreement, the Lenders party to the Credit Agreement have agreed to and have appointed Assignee as the new Administrative Agent; provided, however, Assignee does not assume and shall not be obligated to pay, perform or discharge any claim, debt, obligation, expense or liability of the Assignor of any kind, whether known or unknown, absolute or contingent, under the Loan Documents or otherwise, arising out of any act or omission occurring on or before the date hereof under the Loan Documents.

3.  Assignment of Liens. The Assignor, as administrative agent, hereby transfers and assigns unto the Assignee all of its right, title and interest as administrative agent under and in the Security Instruments. The Assignor further agrees that it will execute any and all assignment and transfer documents necessary to effect or evidence such transfer and assignment. The Assignor also hereby authorizes the Assignee, as the Administrative Agent, to file any amendments to the financing statements. The transfer and assignment described in this Section 3 is expressly made without recourse upon the Assignor and without warranty by the Assignor of any kind, express, implied, statutory or otherwise, except that the Assignor represents and warrants that (i) Assignor is the legal and equitable owner and holder of the liens evidenced by the Security Instruments, as administrative agent on behalf of the Existing Lenders, (ii) Assignor has the right to assign same, and (iii) Assignor has not assigned, released, subordinated or granted any encumbrances against the Security Instruments evidenced thereby, except as otherwise permitted by the Credit Agreement.

4.  All references in the Pledge Agreements to the Existing Credit Agreement shall be deemed to include the Credit Agreement and all references in the Pledge Agreements to "Secured Party" (or words of similar import) shall be deemed to include Assignee, in its capacity as Administrative Agent under the Credit Agreement.

5.  Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

6.  Separability. Should any clause, sentence, paragraph or subsection of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

7.  Effectiveness. This Agreement shall be effective on the date first written above when (a) the parties hereto shall have validly executed this Agreement and delivered such to the Assignee, and (b) the Borrower shall have paid all costs and expenses which have been invoiced and are payable pursuant to Section 10.04 of the Existing Credit Agreement.

8.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and applicable federal law.

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IN WITNESS WHEREOF, the parties hereto have caused this Resignation of Agent, Appointment of Successor Agent and Assignment of Security Instruments to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SOCIÉTÉ GÉNÉRALE, as Assignor

/s/ Graeme Bullen
Vice President

BANK OF AMERICA, N.A., as Assignee

/s/ Jeffrey H. Rathkamp
Director

BRIGHAM OIL & GAS, L.P., as Borrower

By:	Brigham, Inc., a Nevada corporation, its General Partner

/s/ Eugene B. Shepherd, Jr.
Executive Vice President and
Chief Financial Officer